UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2023

IronNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39125	83-4599446
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7900 Tysons One Place, Suite 400

McLean, VA 22102

(Address of principal executive offices, including zip code)

(443) 300-6761

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 23, 2023, IronNet, Inc. (“the “Company”) received written notice delivered on behalf of 3i, LP (“3i”) pursuant to the senior unsecured convertible note issued to 3i on September 15, 2022 in the principal amount of $7,553,333.33 (the “3i Note”) and the other transaction documents entered into in connection therewith, including the Securities Purchase Agreement and Registration Rights Agreement dated September 14, 2022 (the “3i Transaction Documents”), stating that, among other things, the Company is in purported payment default and purported covenant default under the 3i Note and the 3i Transaction Documents. Pursuant to such written notice, 3i made a demand for payment within five business days of the written notice of amounts purportedly owed to 3i by the Company as a result of such purported defaults. 3i indicated that it intends to pursue some or all of its rights and remedies against the Company if the Company does not repay the purported outstanding obligations under the 3i Note and the other 3i Transaction Documents. Pursuant to the terms of the Company’s other outstanding secured indebtedness for borrowed money, failing to pay the obligations under the 3i Note and the other 3i Transaction Documents as they become due, subject to applicable grace periods, would constitute an event of default under such other outstanding secured indebtedness of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONNET, INC.

	By:	/s/ Cameron D. Pforr
Date: August 29, 2023		Cameron D. Pforr
President & Chief Financial Officer